Exhibit (c)(2)

DISCUSSION MATERIALS Presentation to Board of Directors January 21, 2018 STRICTLY PRIVATE AND CONFIDENTIAL

CONFIDENTIAL

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.

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Copyright 2017 JPMorgan Chase & Co. All rights reserved.

DISCUSSION MATERIALS
CELGENE CORPORATION
J.P.Morgan

CONFIDENTIAL

Transaction strategic rationale

Key developments driving acquisition

- Near-term pipeline is complementary with Celgene's existing Hematology & Oncology portfolio
- JCAR017 clinical data supports a potentially best-in-class profile providing an anchor therapy in NHL
- JCARH125 adds to Celgene's campaign against BCMA, a key target in multiple myeloma
- Solidifies Celgene's long-term commitment to cellular immunotherapy
- US tax reform enables improved visibility into after-tax cash flows and access to ex-US cash to fund transaction

Source: Celgene management

Strategic rationale for acquiring Juno

- Enables Celgene to immediately capitalize on future advances in cellular immunotherapy
- Accelerates Juno's pipeline development to capture the full potential of cellular immunotherapy
- Captures 100% of global economics on all Juno cellular immunotherapy assets, including BCMA
- Builds a global leadership position in NHL with JCAR017, which has an estimated global peak sales of ~$3B
- 2020 targets: additive to revenue; no change to adj. EPS
- Accelerates diversification with the potential to be a meaningful growth driver beyond 2020

DISCUSSION MATERIALS
CELGENE CORPORATION 1 J.P.Morgan

CONFIDENTIAL

Transaction overview

$bn, except for per share data	Metric	Juno price at Unaffected (01/16/18)	Juno price at Current (01/19/18)	Deal
Share price		**$45.60**	**$67.81**	**$87.00**
	Metric			
Premium to unaffected share price (01/16/18)	*$45.60*			*90.8%*
Premium to current share price (01/19/18)	*$67.81*			*28.3%*
Premium to 30-day VWAP[1, 2]	*$46.61*			*86.7%*
Premium to 52-week high (11/24/17)[1]	*$62.85*			*38.4%*
Premium to 52-week low (01/17/17)[1]	*$19.08*			*356.0%*
Diluted shares outstanding (mm)[3]		122.4	124.9	126.1
Implied equity value ($bn)		**$5.6**	**$8.5**	**$11.0**
Less: estimated net cash as of 12/31/17 ($bn)[4]		(1.0)	(1.0)	(1.0)
Implied firm value ($bn)		**$4.6**	**$7.5**	**$10.0**
Memo: Implied transaction value net of Juno shares owned by Celgene ($bn)				**$9.0**

Source: FactSet as of 01/19/18; Celgene management
[1] As of the close on 01/16/18 prior to press speculation of a potential deal between the parties
[2] Represents calendar days
[3] Based on 115.3 million shares outstanding, 11.3 million options outstanding having a weighted average exercise price of $31.53 and 3.1 million RSUs and PSUs as of 01/18/18
[4] Per Celgene management estimates

DISCUSSION MATERIALS

CELGENE CORPORATION 2

J.P.Morgan

CONFIDENTIAL

Juno projections key assumptions

Based on Celgene management projections for Juno

Source	▪ 2018E – 2040E product level forecasts and terminal value assumptions for Juno provided by Celgene management
Revenue assumptions	▪ All projections based on product-by-product build **JCAR017** ▪ ***Indications:*** DLBCL / CLL ▪ ***Launch year:*** 2019E (DLBCL) / 2023E (CLL) ▪ ***Launch pricing (US):*** $350k ▪ ***Probability of success:*** 100% ▪ ***Peak sales / year:*** $2.2bn / 2026E **JCARH125** ▪ ***Indications:*** MM ▪ ***Launch year:*** 2021E ▪ ***Launch pricing (US):*** $450k ▪ ***Probability of success:*** 100% ▪ ***Peak sales / year:*** $2.8bn / 2029E ▪ Market shares vary based on indication and penetration of CAR-T treatments **Unidentified Pipeline** ▪ 3 unidentified products with launch dates in 2025E, 2027E and 2029E ▪ Modeled out to 2034E, 2036E, 2038E, respectively, after which 2% – 3% terminal value growth rate per Celgene management ▪ 33% probability of success from launch date **IP Licensing** ▪ Upfront and royalty fees expected from licensing of intellectual property to third-parties
Profitability	▪ Gross margin expansion to ~82% by 2026E driven by increasing economies of scale on JCAR drugs and lower 3rd party royalty payments as a proportion of sales ▪ >$1.0bn in cumulative identified product R&D through the launch of JCARH125 in 2021E ▪ >$1.0bn in R&D investment for each unidentified pipeline product prior to launch ▪ $250 million in SG&A spend at peak company-wide revenues in 2029E
Other	▪ Projected tax rate of 25.0% during forecast period (accounts for tax reform) ▪ Base cumulative capex of $500mm deployed between 2018E and 2021E ▪ Anticipated non-cash milestone payments of $125mm and $100mm in 2018E and 2019E expensed as cash for the purposes of valuation ▪ Assumes NOL balance of $763mm on 12/31/17, valued on an "as acquired" basis, subject to section 382 and NUBIG limitations

Source: Celgene management

Note: Royalty estimates are provided by Celgene management and based on preliminary and necessarily incomplete information, and are intentionally conservative. In addition, these estimates are derived from information that is confidential and protected by the attorney-client privilege and attorney work product doctrine

DISCUSSION MATERIALS

CELGENE CORPORATION 3 J.P.Morgan

CONFIDENTIAL

Juno summary P&L

Based on Celgene management projections for Juno

$mm

$mm	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2040E
JCAR017 - DLBCL	-	$102	$321	$620	$1,033	$1,387	$1,641	$1,838	$1,836	$1,738	$53
JCAR017 - CLL	-	-	-	-	-	69	160	259	365	401	-
JCARH125 - MM	-	-	-	79	323	726	1,234	1,713	2,155	2,566	-
Unidentified pipeline / technology platform	-	-	-	-	-	-	-	37	116	279	2,649
IP licensing upfronts / royalties[1]	19	96	114	160	215	122	-	-	-	-	-
Total revenue	**$19**	**$198**	**$435**	**$859**	**$1,571**	**$2,304**	**$3,035**	**$3,847**	**$4,472**	**$4,985**	**$2,702**
% growth		*nm*	*119.5%*	*97.5%*	*82.9%*	*46.6%*	*31.7%*	*26.8%*	*16.3%*	*11.5%*	*(1.0%)*
COGS	-	(22)	(56)	(102)	(180)	(277)	(370)	(461)	(529)	(588)	(535)
3rd party royalty payments	-	(11)	(36)	(74)	(149)	(244)	(328)	(308)	(287)	(317)	-
Gross profit	**$19**	**$164**	**$343**	**$683**	**$1,242**	**$1,783**	**$2,337**	**$3,078**	**$3,656**	**$4,080**	**$2,167**
% margin	*100.0%*	*83.0%*	*78.9%*	*79.5%*	*79.1%*	*77.4%*	*77.0%*	*80.0%*	*81.7%*	*81.8%*	*80.2%*
R&D - identified	(303)	(303)	(241)	(193)	(136)	(100)	(4)	(4)	(4)	(4)	-
R&D - unidentified pipeline / technology platform	(85)	(85)	(131)	(119)	(175)	(250)	(338)	(200)	(283)	(135)	(2)
SG&A	(86)	(120)	(93)	(93)	(179)	(215)	(215)	(223)	(241)	(260)	(609)
Total opex	**($474)**	**($508)**	**($466)**	**($404)**	**($489)**	**($565)**	**($556)**	**($427)**	**($528)**	**($398)**	**($612)**
EBIT	**($455)**	**($343)**	**($122)**	**$279**	**$753**	**$1,219**	**$1,780**	**$2,651**	**$3,127**	**$3,681**	**$1,555**
% margin	*nm*	*nm*	*nm*	*32.5%*	*47.9%*	*52.9%*	*58.7%*	*68.9%*	*69.9%*	*73.9%*	*57.6%*
Less: taxes[2]	-	-	-	-	-	(185)	(445)	(663)	(782)	(920)	(389)
% effective tax rate	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*15.2%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*
NOPAT	**($455)**	**($343)**	**($122)**	**$279**	**$753**	**$1,034**	**$1,335**	**$1,988**	**$2,346**	**$2,761**	**$1,166**

Source: Celgene management

Note: Unidentified pipeline / technology platform PoS adjusted at 33% starting year of launch. 2040E reflects 2.5% growth for each unidentified product for the period subsequent to 10 years post launch

[1] Royalty estimates are provided by Celgene management and based on preliminary and necessarily incomplete information, and are intentionally conservative. In addition, these estimates are derived from information that is confidential and protected by the attorney-client privilege and attorney work product doctrine

[2] Taxes reflect usage of NOLs when available

DISCUSSION MATERIALS

CELGENE CORPORATION

4

J.P.Morgan

CONFIDENTIAL CELGENE CORPORATION DISCUSSION MATERIALS 52 - week range 1 Analyst price targets Discounted cash flow 2 Price per share – rounded to the nearest $0.25 (except for 52 - week range) Unaffected price (01/16/18) $45.60 Source: Juno filings, FactSet as of 01/19/18 Note: Price range for precedent transactions and DCFs based on 115.3 million shares outstanding, 11.3 million options outstan din g having a weighted average exercise price of $31.53 and 3.1 million RSUs and PSUs as of 01/18/18 1 52 - week range shown as of the unaffected date (01/16/18) 2 Assumes net cash of $965mm as of 12/31/17, per Celgene management 3 Includes three brokers that have published updated price targets following press speculation of a potential deal between the pa rties on 01/16/18 4 Peak sales for Juno represents summation of JCAR017 and JCARH125 peak sales 5 Applied only to unidentified pipeline products For reference only Implied equity value $mm) $2,268 – $7,826 $5,241 – $8,106 $9,348 – $12,941 $10,214 – $13,355 DCF assumptions WACC: 10.0% – 12.0% Terminal growth : 2.0% – 3.0% 5 Management SOTP Implied firm value ($mm) $1,222 – $6,780 3 $4,196 – $7,010 3 $8,383 – $11,975 4 $9,249 – $12,390 4 Firm value / Peak sales Multiple: 1.75x – 2.50x Peak sales : $4,790mm 4 Precedent transactions 2 $19.08 $43.00 $74.50 $81.25 $62.85 $65.00 $102.25 $105.25 Offer price $87.00 Juno illustrative valuation Based on Celgene management projections for Juno $63.00 $98.00 Post - leak range 3 5

CONFIDENTIAL

Illustrative sum-of-the-parts DCF valuation

Based on Celgene management projections for Juno

$mm (except per share data)

Discount rate: 11.00%
Tax rate: 25.0%
Valuation date: 12/31/17


$3,484
$284
$332
$29
$3,584
$2,153
$377
$381
$10,624
$965
$11,589
DLBCL US revenues
DLBCL ROW royalties[1]
CLL US revenues
CLL ROW royalties[1]
MM (BCMA)[2]
Unidentified pipeline / technology platform
IP licensing upfronts / royalties[3]
NOL[4]
Firm value
Net cash[5]
Implied equity value

	DLBCL US revenues	DLBCL ROW royalties	CLL US revenues	CLL ROW royalties	MM (BCMA)	Unidentified pipeline / technology platform	IP licensing upfronts / royalties	NOL	Firm value	Net cash	Implied equity value
Value per share	**$27.58 +**	**$2.25 +**	**$2.63 +**	**$0.23 +**	**$28.38 +**	**$17.04 +**	**$2.98 +**	**$3.02 =**	**$84.11 +**	**$7.64 =**	**$91.75**
% of total EV	***30.1%***	***2.5%***	***2.9%***	***0.3%***	***30.9%***	***18.6%***	***3.3%***	***3.3%***			

Assumptions

DLBCL US revenues:
- Peak sales $1,737mm in 2025
- 2019 launch
- No terminal value beyond 2040

DLBCL ROW royalties:
- Royalty revenue of $102mm in 2025
- 2019 launch
- No terminal value beyond 2040

CLL US revenues:
- Peak sales $383mm in 2027
- 2023 launch
- No terminal value beyond 2040

CLL ROW royalties:
- Royalty revenue of $18mm in 2027
- 2023 launch
- No terminal value beyond 2040

MM (BCMA):
- Peak sales $2,787mm in 2029
- 2020 launch
- No terminal value beyond 2040

Unidentified pipeline / technology platform:

Pipeline Product A
- 33% PoS post 2025 launch
- Cumulative unadjusted R&D: $1,240mm
- TVGR: 2.5%

Pipeline Product B
- 33% PoS post 2027 launch
- Cumulative unadjusted R&D: $1,248mm
- TVGR: 2.5%

Pipeline Product C
- 33% PoS post 2029 launch
- Cumulative unadjusted R&D: $1,252mm
- TVGR: 2.5%

IP licensing upfronts / royalties:
- 10.0% pre-launch royalty rate
- 12.0% post- launch royalty rate
- Launch year: 2019

Juno implied equity value ($mm)

Discount rate	Terminal value growth rate[6] 2.0%	2.5%	3.0%
10.0%	$13,019	$13,176	$13,355
10.5%	12,214	12,341	12,486
11.0%	11,484	11,589	11,707
11.5%	10,821	10,907	11,004
12.0%	10,214	10,286	10,367

Juno implied equity value per share

Discount rate	Terminal value growth rate[6] 2.0%	2.5%	3.0%
10.0%	$102.73	$103.93	$105.31
10.5%	96.54	97.53	98.64
11.0%	90.94	91.75	92.66
11.5%	85.85	86.51	87.26
12.0%	81.19	81.74	82.36

Source: Celgene management and FactSet as of 01/19/18
Note: DCF share prices based on 115.3 million shares outstanding, 11.3 million options outstanding having a weighted average exercise price of $31.53 and 3.1 million RSUs and PSUs as of 01/18/18
[1] Includes EU and Japan; [2] Worldwide sales; [3] Royalty estimates are provided by Celgene management and based on preliminary and necessarily incomplete information, and are intentionally conservative. In addition, these estimates are derived from information that is confidential and protected by the attorney-client privilege and attorney work product doctrine

DISCUSSION MATERIALS
CELGENE CORPORATION 6 J.P.Morgan

[4] Value of NOLs are provided by Celgene management and based on preliminary and necessarily incomplete information and calculated on an "as acquired" basis, meaning the valuation only accounts for the value that Celgene can capture given the tax limitations associated with an acquisition (e.g. Sec. 382, NUBIG), accelerated stock comp deductibility, and Celgene's tax rate.; [5] Assumes net cash of $965mm as of 12/31/17 [6] Applied only to unidentified pipeline products

CONFIDENTIAL CELGENE CORPORATION $4.57 $5.73 $3.87 $3.34 $12.19 ($5.79) ($5.51) ($0.55) ($4.78) ($5.85) ($3.89) ($3.37) ($10.00) ($7.23) ($8.82) ($9.56) Illustrative valuation sensitivities – for reference only Based on Celgene management projections for Juno DISCUSSION MATERIALS 80% PoS JCAR017 in DLBCL Management case: 100% Base case implied equity value per share: $91.75 Illustrative sensitivity scenarios Impact on implied equity value per share Sensitivities Product A does not receive FDA approval 1 80% PoS JCARH125 in BCMA Management case: 100% + / – 100 bps change in WACC Base case: 11.0% + / - 5% JCAR017 in DLBCL US peak market share Source: Celgene management 1 Assumes R&D expense is incurred prior to product failing to receive FDA approval 80% PoS JCAR017 in CLL Management case: 100% + / - 5% JCARH125 in BCMA US peak market share + / - $25,000 JCAR017 in DLBCL US pricing Base: $350,000 + / - $25,000 JCARH125 in BCMA US pricing Base: $450,000 Product B does not receive FDA approval 1 Product C does not receive FDA approval 1 7

CONFIDENTIAL CELGENE CORPORATION Page Agenda DISCUSSION MATERIALS Appendix 8

CONFIDENTIAL

Juno stock price performance

Business Development | Operational | Clinical / Regulatory | Other

Stock price performance since 12/19/14 IPO (indexed to 100%)



Juno
S&P 500
NBI [1]
240%
200%
160%
120%
80%
40%
0%
Dec-14
Jul-15
Mar-16
Oct-16
Jun-17
Jan-18
93.7%
35.7%
6.3%
02/09/15: Established manufacturing site in Washington
05/06/15: Announced strategic collaboration with Fate Therapeutics
12/06/15: Announced positive clinical data for JCAR014 and JCAR018
07/30/15: Announced FDA clearance of JCAR015 IND
01/12/16: Entered into licensing agreement with Celgene
01/07/16: Announced exclusive licensing agreement with Eureka Therapeutics
04/13/16: Celgene exercised option to commercialize Tesla's CD-19 product candidates
11/23/16: Placed JCAR015 Phase II trial on clinical hold
07/13/16: Juno and CEO sued for securities fraud
12/05/16: Presented Phase I data for JCAR017 in r/r CD19+ NHL
12/19/16: Defeated Kite's patent challenge to CAR T-Cell patent
03/01/17: Reported Q4'16 and FY'16 results
12/20/16: JCAR017 granted breakthrough therapy designation for r/r DLBCL
12/11/17: Released 6 month CR data slightly below expectations at ASH
09/21/17: Priced $250mm follow-on offering at $41/share
08/28/17: Kite acquired by Gilead for $11.9bn
01/17/18: Leak of potential takeover by Celgene
11/01/17: Reported Q3'17 results and announced positive data on JCAR017 in DLBCL
06/05/17: Presented updated Phase I TRANSCEND NHL 001 trial data for JCAR017 in r/r DLBLC

Returns	Juno[2]	S&P 500	NBI
Since leak (01/16/18)	48.7%	1.2%	1.4%
2018 YTD	(0.2%)	3.8%	3.6%
3-month	0.0%	0.0%	0.0%
Gilead / Kite acquisition (08/28/17)	25.0%	13.8%	4.8%
6-month	0.0%	0.0%	0.0%
1-year	128.0%	22.1%	18.6%
2-year	34.7%	47.7%	16.9%
Since IPO	30.3%	34.1%	4.9%

Source: Juno filings, FactSet as of 01/19/18

[1] NBI is the NASDAQ Biotechnology Index

[2] Juno share price returns calculated with unaffected share price as of 01/16/18

APPENDIX

CELGENE CORPORATION 8

J.P.Morgan

CONFIDENTIAL CELGENE CORPORATION Summary overview of equity analyst research – for reference only APPENDIX 2493438 - 001 Source: Equity research and FactSet as of 01/19/18 1 Broker 12 does not provide price targets for neutral - rated stocks Mean analyst rating & price target Commentary “Juno’s ASH data showed maintenance of best - in - class safety and efficacy data over peers, above Gilead’s and Novartis’ CAR - Ts – approximately 10% - 20% higher ORR and CR … Importantly, the safety profile remained best - in - class. With better safety - efficacy profile, we remain positive on [Juno’s] successful approval and commercialization. ” -- December 20, 2017 “ Robust efficacy, safety and durability data for JCAR017 in r/r DLBCL presented at ASH 2017 bolsters our confidence in Juno’s competitive positioning. Data reported at ASH were consistent with previous updates with differentiated safety profile and impressive CR rates… Juno continues to expect approval as early as the end of 2018.” -- December 11, 2017 01/02/17 03/15/17 05/26/17 08/04/17 10/17/17 12/29/17 0 10 20 30 40 50 60 70 80 90 100 10 20 30 40 50 60 70 #ofBrokers Sell Hold Buy Price Tgt. Price 12 15 14 14 12 11 12 13 13 14 14 14 13 Outlook Price target Broker Date Rating Pre - leak Post - leak Broker 1 01/18/18 Buy $56.00 $98.00 Broker 2 01/17/18 Neutral $64.00 $70.00 Broker 3 01/17/18 Market perform $54.00 $63.00 Broker 4 01/11/18 Outperform $61.00 NA Broker 5 01/11/18 Overweight $55.00 NA Broker 6 01/05/18 Buy $65.00 NA Broker 7 12/20/17 Buy $65.00 NA Broker 8 12/20/17 Buy $55.00 NA Broker 9 12/18/17 Outperform $56.00 NA Broker 10 12/12/17 In - line $43.00 NA Broker 11 12/11/17 Outperform $60.00 NA Broker 12 12/11/17 Neutral NA 1 NA Broker 13 11/01/17 Neutral $50.00 NA Broker 14 10/06/17 Neutral $44.00 NA Broker 15 04/18/17 Underweight NA NA 9

CONFIDENTIAL

Precedent transactions: peak sales multiples – for reference only

Firm value / peak[1] revenue


3.02x
2.07x
2.73x
2.26x
2.49x
1.41x
1.34x
2.30x
2.17x
1.81x
1.87x
2.35x
1.77x
2.14x
1.56x
Median 2.14x
ONYX
InterMune
CUBIST
NPS Pharma
pharmacyclics
Synageva
receptos
Dyax
ANACOR
Celator
MEDIVATION
ARIAD
Kite
ignyta
AMGEN
Roche
MERCK
Shire
abbvie
ALEXION
Celgene
Shire
Pfizer
Jazz Pharmaceuticals
Pfizer
Takeda
GILEAD
NOVARTIS
Roche

	ONYX / AMGEN	InterMune / Roche	Cubist / Merck	NPS Pharma / Shire	Pharmacyclics / AbbVie	Synageva / Alexion	Receptos / Celgene	Dyax / Shire	Anacor / Pfizer	Celator / Jazz Pharmaceuticals	Medivation / Pfizer	Ariad / Takeda	Kite / Gilead	Novartis	Ignyta / Roche
Enterprise value	$9,815	$8,435	$9,509	$5,100	$20,154	$8,397	$7,110	$5,580	$4,830	$1,471	$13,979	$5,200	$11,052	$3,655	$1,782
Premium to															
Unaffected date[2]	44%[4]	63%[3]	37%	51%	39%	140%	41%	35%	55%	73%	118%	106%	29%	37%	74%
30 day vwap	38%	69%	49%	48%	59%	132%	62%	51%	53%	93%	130%	120%	50%	47%	72%
52 week high	25%	57%	26%	18%	39%	90%	41%	22%	(35%)	66%	21%	100%	28%	10%	60%
52 week low	93%	554%	70%	100%	294%	266%	828%	203%	86%	2601%	198%	533%	350%	246%	457%
Peak[1] revenue	$3,247	$4,073	$3,489	$2,254	$8,099	$5,945	$5,310	$2,430	$2,227	$812	$7,492	$2,214	$6,248	$1,712	$1,141
Peak[1] year	T + 17	T + 19	T + 11	T + 12	T + 14	T + 16	T + 16	T + 19	T + 15	T + 13	T + 11	T + 14	T + 15	T + 13	T + 13

Source: Based on publicly available SEC filings
Note: Revenue represents forecasts as disclosed by target in merger proxy filings
[1] Peak represents the maximum total revenues in the disclosed forecast period
[2] Denotes premium to closing price one day prior to announcement or unaffected price if merger rumors affected trading price
[3] Assumes unaffected date of 07/28/13, day of a Financial Post article reporting Amgen's proposal for ONYX
[4] Assumes unaffected date of 08/12/14, day prior to a Bloomberg article reporting takeover bids for Intermune

APPENDIX
CELGENE CORPORATION
10
J.P.Morgan

CONFIDENTIAL CELGENE CORPORATION Risk free rate¹ 2.5% Equity risk premium 5.50% 6.50% Levered beta 1.10 1.70 Country risk premium 0.0% 0.0% Cost of equity 8.6% 13.6% Pre-tax cost of debt 7.0% Post-tax cost of debt 5.3% Debt/total cap target 0.0% Calculated discount rate 8.6% ― 13.6% Selected range 10.0% ― 12.0% Juno discount rate analysis Discount rate summary Capital structure benchmarks Cost of equity vs. Debt/total cap target 3 Cost of equity vs. Pre - tax cost of debt 3 Source: FactSet, Barra, J.P. Morgan estimates Note: Market data as of 01/19/18 ¹ U.S. 10 - year treasury bond yield as of 01/17/18 ² Historic levered beta is implied based on unlevering beta for each respective company based on their current capital structure and relevering beta based on debt/total cap target of 0.0% ³ Assumes pre - tax cost of debt of 7.0%, debt/total cap target of 0.0% and tax rate of 25.0% Cost of equity Cost of equity 8.6% 10.3% 11.9% 13.6% 0.0% 8.6% 10.3% 11.9% 13.6% 2.5% 8.5% 10.1% 11.8% 13.4% 5.0% 8.4% 10.0% 11.6% 13.2% 7.5% 8.3% 9.9% 11.4% 13.0% 10.0% 8.3% 9.8% 11.3% 12.8% Debt/total cap Cost of equity 8.6% 10.3% 11.9% 13.6% 6.0% 8.6% 10.3% 11.9% 13.6% 6.5% 8.6% 10.3% 11.9% 13.6% 7.0% 8.6% 10.3% 11.9% 13.6% 7.5% 8.6% 10.3% 11.9% 13.6% 8.0% 8.6% 10.3% 11.9% 13.6% Pre-tax cost of debt APPENDIX Levered beta Company Barra Historical Incyte Corporation $20,079 0.1% 1.115 1.196 1.195 Exelixis, Inc. 8,825 0.0% 1.139 1.260 1.260 bluebird bio, Inc. 8,595 1.8% 1.673 0.935 0.923 Seattle Genetics, Inc. 8,099 0.0% 1.247 1.641 1.641 TESARO, Inc. 3,716 5.1% 1.143 1.781 1.712 Blueprint Medicines Corp. 3,562 0.1% 1.118 1.412 1.412 Agios Pharmaceuticals, Inc. 3,553 0.0% 1.235 1.579 1.579 Puma Biotechnology, Inc. 3,552 1.4% 1.609 2.052 2.030 Loxo Oncology Inc 3,134 0.0% 1.230 1.673 1.673 Clovis Oncology, Inc. 2,878 9.1% 1.574 0.953 0.887 Array BioPharma Inc. 2,818 4.6% 1.297 1.629 1.573 Mean $6,256 2.0% 1.307 1.465 1.444 Median $3,562 0.1% 1.235 1.579 1.573 Juno Therapeutics, Inc. $8,323 0.1% 1.642 1.771 1.770 Relevered historical 2 Market cap Debt / total cap Juno Therapeutics, Inc. 11